                                 SCHEDULE 14a
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [x]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement   [ ] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))


    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                  PLEXUS CORP.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                                  PLEXUS CORP.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required

    [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156


                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                              ON FEBRUARY 12, 1997


To shareholders of Plexus Corp.:

         The annual meeting of shareholders of Plexus Corp. will be held at the Valley Inn, located at 123 East Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, February 12, 1997 at 10:00 a.m., for the following purposes:

         (1) To elect seven directors to serve until the next annual meeting and until their successors have been duly elected.

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record on the books of Plexus at the close of business on December 13, 1996 will be entitled to vote at the meeting or any adjournment of the meeting.

         Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

                                              By Order of the Board of Directors




                                              Joseph D. Kaufman
                                              Secretary

Neenah, Wisconsin
January 10, 1997

PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU MAY BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

PROXY STATEMENT

                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156

                                 * * * * * * *

                            SOLICITATION AND VOTING

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Plexus Corp. ("Plexus" or the "Company") for the annual meeting of shareholders on Wednesday, February 12, 1997. Shares represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.

         Shareholders of record at the closing of business on December 13, 1996 will be entitled to one vote on each matter presented for each share so held. At that date there were 6,543,804 shares of Common Stock outstanding. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Representation of a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose accounted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock entitled to vote at the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast "AGAINST" a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except in the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

         Shareholders who own shares as part of Plexus' Employee Stock Savings Plan (the "Savings Plan") will receive a separate proxy for the purpose of voting their shares held in their account. Shares held by the Savings Plan for which designations are not received will be voted by the Savings Plan's Trustee at its discretion, as provided in the Savings Plan.

         Expenses in connection with the solicitation of proxies will be paid by Plexus. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, telegraph or fax, by officers and regular employees of Plexus.

         This proxy material is being mailed to shareholders commencing on or about January 10, 1997.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each Director, the only persons known to the Company to be the beneficial owner of 5% or more of the Common Stock, and all directors and executive officers as a group as of December 1, 1996.

                                                                         SHARES                  PERCENTAGE
                                                                       BENEFICIALLY              OF SHARES
                       NAME                                             OWNED (1)                OUTSTANDING
                       ----                                         -----------------         -----------------
         Peter Strandwitz                                                 285,647                   4.3%
         Gerald A. Pitner                                                 221,356                   3.4%
         John L. Nussbaum                                                 120,795                   1.8%
         Harold R. Miller                                                 108,499                   1.7%
         Thomas J. Prosser                                                 33,700                     *
         John J. McDonough                                                 15,300                     *
         Rudolph T. Hoppe                                                   5,166(2)                  *
         All executive officers and directors
           as a group (11 persons)                                        843,347                  12.5%

         Allan C. Mulder                                                  580,763(3)                8.4%
         Riggs National Bank                                              484,617(4)                7.4%

------------------------------
         * Less than 1%
(1) The specified persons have sole voting and sole dispositive powers as to all such shares. The above amounts include shares subject to options granted under the Company's 1988 Stock Option Plan and the 1995 Executive Stock Option Plan (together, the "Option Plans") and the 1995 Directors' Stock Option Plan (the "Directors' Option Plan") which are exercisable within 60 days. These options include those held by Mr. Strandwitz (90,666), Mr. Nussbaum (51,666), Mr. Pitner (25,333), Messrs. Miller, Prosser and Hoppe (3,000 each), and all officers and directors as a group (216,370).
(2) Excludes 950 shares owned by Mr. Hoppe's wife, of which he disclaims beneficial ownership because he does not share voting or dispositive power.
(3) Mr. Mulder, 10618 Spicewood Trail, Boynton Beach, Florida, owns 184,724 shares of Company common stock, and 5,000 shares of Company Class A Preferred Stock which may be converted into 396,039 shares of Company Common Stock. In accordance with SEC rules, the above number assumes full conversion; however, no shares of Company Class A Preferred Stock have yet been converted.
(4) According to information provided by Riggs National Bank ("Riggs"), at September 30, 1996, Riggs held shared voting and dispositive power as to 484,617 shares of Common Stock. The Company believes that substantially all of these shares were held by Riggs as trustee of the Savings Plan. Riggs' address is 1120 Vermont Avenue, N.W., Washington D.C. 20005-3598.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (collectively "insiders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding two years, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to the Company, or written representations that no such forms were required. On the basis of filings and written representations received by the Company, the Company believes that, during fiscal 1996 and the preceding fiscal year, except as previously disclosed, the Company's insiders have complied with all Section 16(a) filing requirements applicable to them.


                             ELECTION OF DIRECTORS

         In accordance with the Bylaws of the Company, the Board of Directors has determined that there shall be seven directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified.

         The persons who are nominated as directors and for whom proxies will be voted (unless otherwise specified by a shareholder) are named below. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

                                                                       PRINCIPAL OCCUPATION                          DIRECTOR
                          NAME AND AGE                             AND BUSINESS EXPERIENCE (1)                         SINCE
                          ------------                             ---------------------------                     -------------
                 Rudolph T. Hoppe, 70 (2)          Retired; previously President and Director of The Glenora           1987
                                                   Company (investments) (4)

                 John J. McDonough, 60             President and Chief Executive Officer of McDonough Capital          1996
                                                   Company LLC (investments) since 1995; Chief Executive
                                                   Officer (since 1996) and Chairman of the Board and a
                                                   Director since 1995 of SoftNet, Inc. (electronic
                                                   information and document management); previously, Vice
                                                   Chairman and Chief Executive Officer of DENTSPLY
                                                   International, Inc. (dental supplier and equipment and
                                                   medical xray products) from 1993 to 1995, and Chief
                                                   Executive Officer and President of Gendex Corporation
                                                   (dental supplier and equipment and medical xray products), which merged into DENTSPLY in 1993, prior thereto. (5)

                 Harold R. Miller, 68 (2)(3)       Retired; previously Chairman of the Board of Marathon               1980
                                                   Engineers/Architects/Planners, Inc. (architectural and
                                                   engineering services)

                 John L. Nussbaum, 54              President, Chief Operating Officer and Director of the              1980
                                                   Company

                 Gerald A. Pitner, 55              Executive Vice President and Director of the Company                1980

                 Thomas J. Prosser, 60 (2)(3)      Vice President-Investment Banking of Robert W. Baird & Co.,         1987
                                                   Incorporated (brokerage and other financial services)

                 Peter Strandwitz, 59              Chairman of the Board, Chief Executive Officer and Director         1979
                                                   of the Company

----------------------

(1) Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.

(2) Member (together with Robert A. Cooper, who retired from the board in April 1996) of the Compensation Committee, which held one meeting during fiscal 1996. The Compensation Committee considers and makes recommendations to the Board of Directors with respect to officers' salaries and bonuses, reviews, approves and administers compensation plans, and awards stock options. Mr. Miller became a member of the Committee in August 1996.

(3) Member (together with Robert A. Cooper, who retired from the board in April 1996) of the Audit Committee, which met twice in fiscal 1996. The Audit Committee selects outside auditors, monitors their activities and reviews their final reports.

(4) Also director of St. Francis Capital Corp. (savings bank holding company).

(5) Also director of AMRESCO, Inc. (financial services), Applied Power, Inc. (industrial products), Lunar Corporation (medical diagnostic instruments) and Newell Corporation (consumer products).

         The Board of Directors held four meetings during fiscal 1996. Each Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which such director served during the year.


Directors' Compensation.

         Each director of the Company who is not an officer or employee of the Company or a subsidiary receives an annual directors' fee of $5,000 and an additional $500 fee per meeting date on which the director attends a meeting of the Board of Directors or any of its committees.

         In addition, each director who is not an officer or employee of the Company or a subsidiary is entitled in each fiscal year to receive an option for 1,500 shares of Company Common Stock, at its market value on the date of grant, under the Company's 1995 Directors' Option Plan. The Directors' Option Plan was approved by Company shareholders in February 1995. Options thereunder are fully vested upon grant, may be exercised after a minimum six month holding period, and must be exercised prior to the earlier of ten years after grant or one year after the persons cease to be a director. In accordance with the Directors' Option Plan, each of the then-serving non-employees directors received a fiscal 1996 option for 1,500 shares, exercisable at $16.625 per share, on December 1, 1995, and subsequently received a fiscal 1997 option for 1,500 shares, exercisable at $17.625 per share, on December 2, 1996.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation of the Company's Chief Executive Officer, and its two other highest compensated executive officers for fiscal 1996 and the preceding two fiscal years. No other Company executive officer received a total annual salary and bonus in excess of $100,000 during the past fiscal year.

                                                                                          Long Term
                                                        Annual Compensation (1)          Compensation
                                                        -----------------------          ------------
                                                                                            Awards
                                                                                            ------
                                            Fiscal                                       Options/SARs           All Other
                                             Year        Salary ($)        Bonus             #(2)          Compensation ($)(3)
                                             ----        ----------        ------            ----          -------------------
                 Peter Strandwitz,           1996         $190,844          -0-             17,000               $17,776
                 Chairman and CEO            1995         $183,350          -0-             17,000                $2,310
                                             1994         $171,679          -0-             15,000                $2,391


                 John L. Nussbaum,           1996         $156,790          -0-             15,000               $11,107
                 President                   1995         $145,941          -0-             15,000                $3,225
                                             1994         $135,010          -0-             10,000                $3,021


                 Gerald A. Pitner,           1996         $115,408          -0-              6,000                $8,250
                 Executive VP                1995         $114,067          -0-              6,000                $2,395
                                             1994         $109,067          -0-              5,000                $2,396



(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Represents number of shares for which options were granted under the Company's Option Plans. No SARs have been granted.

(3) Reflects the Company's contributions to the accounts of Messrs. Strandwitz, Nussbaum and Pitner in the Savings Plan of $1,641, $3,529 and $2,522 respectively, and the Company's contributions during the fiscal year to such officers' accounts under the supplemental retirement arrangements (for which funding began in September 1996) of $16,135, $7,578 and $5,728, respectively.

                                 STOCK OPTIONS

         The following table sets forth information with respect to the grant of stock options in fiscal 1996 to the three executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                               Potential
                                   Individual Grants(1)                                    Realized Value at
------------------------------------------------------------------------------              Assumed Annual
                                           % of                                          Rates of Stock Price
                                      Total Options/    Exercise                             Appreciation
                         Options/      SARs Granted     or Base                           for Option Term (2)
                           SARs        to Employees      Price     Expiration            --------------------
Name                   Granted (#)    in Fiscal Year      ($/sh)      Date                 5%          10%
----                 --------------   --------------     -------- -------------            ---         ---
Peter Strandwitz          17,000           6.9%         $13.50       8/14/06              $144,330   $365,840

John Nussbaum             15,000           5.6%         $13.50       8/14/06              $127,350   $322,800

Gerald Pitner              6,000           2.3%         $13.50       8/14/06              $ 50,940   $129,120


--------------------------

(1) No SARs were granted; all grants reflect stock options under the Company's Option Plans.
(2)      Assumes stated appreciation from the date of grant.


                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUE

         The following table sets forth information with respect to the three executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at September 30, 1996.

                                                                                                             Value of
                                                                               Number of                Unexercised In-the-
                                                                          Unexercised Options/          Money Options/SARs
                                        Shares                           SARs at FY-End (#)(2)           at FY-End ($)(3)
                                      Acquired on         Value          ---------------------           ----------------
                 Name                Exercise (#)    Realized($)(1)    Exercisable/Unexercisable     Exercisable/Unexercisable
                 ----                ------------    --------------    -------------------------     -------------------------
                 Peter Strandwitz         -0-              -0-              90,666 / 33,334              $380,498 / $48,563

                 John Nussbaum            -0-              -0-              51,666 / 28,334              $157,497 / $38,336

                 Gerald Pitner            -0-              -0-              25,333 / 11,667              $ 78,373 / $16,731


----------------

(1) Represents the difference between the exercise price and the reported closing price on the date of exercise.
(2) Represents options granted under the Company's Option Plans. No SARs have been granted.
(3) Represents the difference between the exercise price and the $14.625 reported closing price of the Company's Common Stock on September 30, 1996.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION


         The Compensation Committee of the Company's Board of Directors (the "Committee") sets general compensation policies for the Company. The Committee makes the primary decisions with respect to compensation of the Chairman/Chief Executive Officer (the "CEO"), the President/Chief Operating Officer ("President") and the Executive Vice President of the Company; compensation decisions as to all other Company officers are recommended by the CEO and the President, subject to approval by the Committee. The Company's other compensation programs, such as the Savings Plan and the Option Plans, are either originated or approved by the Committee; the Committee grants stock options under the Option Plans.

         The Company's policy, which is adhered to by the Committee, is to fairly compensate individuals for their contributions to the Company, but also to provide value to the Company's shareholders and to consider the ability of the Company to fund any compensation decisions, plans or programs. The Committee believes that fair compensation packages are necessary to attract and retain qualified executive officers. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of the Company. For the past several fiscal years, the Committee has evaluated compensation of Company executive officers in the context of continuing growth, but also the continuing need for capital to support that growth and the occasional effect on earnings of that growth. The Committee has not retained outside consultants, and has not relied in a significant fashion upon outside market surveys.

         In determining the compensation of the CEO, the Committee reviews numerous factors, although most of these factors are not subject to quantification or specific weight. The primary factors reviewed (in no particular order) are the importance of the individual's contribution to the Company's strategic planning and long-term success; the importance of the individual to key customer relationships; special projects and tasks undertaken by the individual during the preceding year; and performance of the Company's sales and earnings. Salaries are generally determined in July or August of each year, and become effective immediately.

         Compensation for Company officers is generally adjusted in July or August of each year. In establishing the CEO's compensation, the Committee has taken note of his role as the Company's chief strategic planner and of his role as the primary customer contact for several important Company customers. Also, in August 1995, the Committee noted the substantial improvement to date in the Company's results in fiscal 1995, when sales and earnings increased substantially. Through June 30, 1995 (the most recent information the Committee had at its disposal), net sales increased 20% from the previous fiscal year period. Net income increased 106% for that period. Based upon these factors, the Committee determined in August 1995, that the CEO's (and the two other named officers') compensation level should be adjusted to reflect improved sales and earnings. Based upon the above factors, the Committee approved a 14% increase in the CEO's salary effective July 1995. The next annual review was in August 1996. Through June 30, 1996, the Company's net sales and net income had increased 12% and 1%, respectively over the same fiscal 1995 period. The Committee also expected higher increases in net income in the fourth quarter, which increases in fact occurred. (Net sales and net income in the fourth quarter of fiscal 1996 increased 10% and 48%, respectively, as compared to the fourth quarter of fiscal 1995.) Based on these factors, the Committee approved a 17% salary increase for the CEO effective July 1996.

         The Company has historically not paid bonuses to employees. In view of the Committee's expectation of the Company's improved financial position and results through August 1994, the Committee determined it would be in the Company's best interests to provide, beginning in fiscal 1995, its executive officers with a tangible performance-based incentive beyond that contained in the Option Plans. Such a bonus arrangement would further motivate officers to continue the improved performance, and provide specific non-market criteria to evaluate performance. The Committee therefore recommended, and the Board of Directors subsequently approved, the Plexus Corp. 1995 Senior Executive Incentive Compensation Plan (the "Bonus Plan"), which became effective in fiscal 1995. Under the Bonus Plan, senior executive officers are eligible to receive bonuses ranging from 2.5% up to 100% of their annual salary provided the Company achieves certain performance goals established in advance by the Committee with respect to after-tax return on average equity and after-tax earnings per share. For fiscal 1996, for the minimum bonus to be earned, the Company was required to increase after-tax earnings per share to $1.41 per share (a 58% increase over fiscal 1995) or after-tax return on average equity to 25.5% (a 53% increase over fiscal 1995). The Committee believed that both minimum targets were very aggressive. Because the Company did not meet these targets, no bonus was paid for fiscal 1996.

         To continue to make available stock option incentives, the Committee recommended, and the Board of Directors adopted (subject to shareholder approval which was received), the 1995 Executive Stock Option Plan. The Committee believes that the option plan provides participants with a long-term incentive to increase the overall value of the Company by providing them with a stake in the increasing value of the Company's Common Stock on a long-term basis. Consistent with this approach, the Committee granted to the CEO options for 17,000 shares during fiscal 1996, which was the same as the number of options awarded to the CEO in fiscal 1995, and reflects the Committee's determination to grant the CEO the same number of options as the previous year in view of the significantly improved results offset by the Committee's other compensation initiatives.

         Historically, the Company had not made special retirement arrangements for its executive officers. In August 1996, in view of the Company's strong performance, the Committee determined that it would be an opportune time to recommend such arrangements for three executive officers. The Committee believed that establishment of those arrangements would have the effect of both rewarding past service and maintaining an additional incentive for those officers' continued performance for the Company. As a result, the Committee proposed, and the Company and the CEO have entered into, a supplemental retirement agreement designed to provide specified retirement and death benefits additional to those provided under the Company's 401(k) Savings Plan. While the agreements are designed to provide a 15-year annual payout on retirement at or after age 65 of 60% of final pay, the Company's commitment under each agreement is to annually contribute a fixed dollar amount ($193,600 for the CEO) for each year until age 65 if he remains in the Company's employ. The contributions will be invested in a life insurance policy acquired by the Company on the CEO's life. On retirement at or after age 65, the agreement provides for a 15-year annual installment payment stream, with each payment to be measured by the cash values then held in the policy. The Company's contributions would also continue to be made should the CEO's employment terminate after a change in control, attainment of age 55 and completion of 10 years of service or disability, should the CEO terminate for "good reason" as defined in the agreement, or should the Company terminate the executive, but not for "cause" as defined in the agreement. Provided the CEO is able to and does perform such duties as may be provided under a separate consulting agreement, the 15-year installment payments would commence at 65. If the executive voluntarily terminates other than for "good reason" and before payments under the agreement have started, a 15-year installment payment arrangement starts at that time, based on the then existing policy cash values. Lump sum payments based on policy cash values become due if at any time after a change in control the Company's consolidated tangible net worth drops below $35 million, or if the ratio of the Company's consolidated total debt to consolidated tangible net worth becomes greater than 2.5 to 1. To the extent that any of the payments constitute excess parachute payments subjecting the CEO to a 20% excise tax, the agreement provides for an additional payment (the "Gross-Up Payment") to be made by the Company to the CEO so that after the payment of all taxes imposed on the Gross-Up Payment, the CEO retains an amount of the Gross-Up Payment equal to the excise tax imposed. Should the CEO die while employed or prior to receiving all of the 15-year installment payments, certain death benefit payments become due. If the executive is terminated by the Company for "cause" at any time before payments start and prior to a change in control, all benefits are forfeited.

         The Committee also believes that the Savings Plan provides an additional stock-based incentive. Although employees (including the CEO) may choose from a variety of investment funds for their contributions under the Savings Plan, Company matching contributions on behalf of participants are made to the Company Stock Fund of the Savings Plan, having the effect of increasing the participants' stock ownership.

         The factors used to determine other executive officers' compensation are essentially the same as those used for the CEO. As with the CEO, Messrs. Nussbaum and Pitner, and other executive officers, received increases effective in July 1995 and 1996. Increases in executive officers' salaries (other than the CEO) in July 1995 varied from 4% to 18% in 1995, and from 0% to 20% in July 1996. The increases varied depending upon the Committee's view of the adequacy of the particular officers' compensation compared to that officer's performance and duties (especially when those duties significantly changed since the last salary increase). The Committee also approved stock option awards for most of the other executive officers of the Company, which awards varied from 15,000 shares to 4,000 shares. The number of shares subject to options granted to executive officers was generally the same or greater than the number granted in the preceding fiscal year, with appropriate changes to reflect the Committee's perception of individual circumstances. The Company has also entered into a supplemental retirement agreement with Mr. Nussbaum, and intends to enter into such an agreement with Mr. Pitner, which are similar to the agreement with the CEO; however, the Company's commitment under the agreement with Mr. Nussbaum requires a fixed annual contribution of $90,920, and the agreement with Mr. Pitner will require a fixed annual contribution dependent upon actual insurance costs.

         The Committee believes that it is highly unlikely that the compensation of any executive officer, including the CEO, will exceed $1 million in any fiscal year. Therefore, except with respect to the Company's option plans, it has not taken any action with respect to the provisions of
Section 162 of the Internal Revenue Code which limits the deductibility of compensation to certain executive officers of over $1 million in any fiscal year. Because of the shareholders' approval of the Company's option plans, the Committee believes that any compensation income under them would not be subject to the Internal Revenue Code's deduction limitation.

Members of the Compensation Committee:

         Rudolph T. Hoppe, Chair
         Thomas J. Prosser
         Harold R. Miller (effective August 1996)
         (Robert A. Cooper was also a member of the Compensation Committee until his retirement from the Board of Directors in April 1996)


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No Company insiders are members of the Committee. All of the directors who are members of the Committee are non-employees of the Company.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Company Common Stock with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Stock Market Index for Electronics Components Companies (both of which include the Company). The values on the graph show the relative performance of an investment of $100 made on September 30, 1991, in Company Common Stock and in each of the indices.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                                   [GRAPH]


      Measurement Period                                             NAS-
    (Fiscal Year Covered)           Plexus          NASDAQ       DAQ/Electronics
1991                                       100             100             100
1992                                       293             112             137
1993                                       213             147             264
1994                                       148             148             257
1995                                       232             204             512
1996                                       204             243             609


                                    AUDITORS

         The Board of Directors intends to reappoint the firm of Coopers & Lybrand L.L.P. as independent auditors to audit the financial statements of Plexus for fiscal 1997. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the annual meeting of shareholders to respond to appropriate questions and make a statement if they desire to do so.

                             SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Company no later than September 12, 1997 in order to be considered for inclusion in next year's annual meeting proxy statement. In addition, the Company's bylaws were amended in November 1996 to provide that any proposal for action, or nomination to the board of directors, proposed other than by the Board of Directors must be received by the Company in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

                                              By Order of the Board of Directors




                                              Joseph D. Kaufman
                                              Secretary

Neenah, Wisconsin
January 10, 1997

         A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK AS OF DECEMBER 13, 1996, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: THOMAS B. SABOL, VICE PRESIDENT-FINANCE AND CFO, PLEXUS CORP., 55 JEWELERS PARK DRIVE, P.O. BOX 156, NEENAH, WISCONSIN 54957-0156.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
I,3

                                     PLEXUS CORP.
                     PROXY FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

            The undersigned hereby appoints Peter Strandwitz, John L. Nussbaum, Gerald A. Pitner, and Joseph D. Kaufman, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held at the Valley Inn, located at 123 E. Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, February 12, 1997 at 10:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

                    (1)ELECTION OF DIRECTORS:
                         FOR all nominees listed below [ ]
                         (except as specified to the contrary below)
                    Rudolph T. Hoppe, John J. McDonough, Harold R. Miller,
                    John L. Nussbaum, Gerald A. Pitner, Thomas J. Prosser,
                                       Peter Strandwitz
                    (INSTRUCTION: To withhold authority to vote for any
                     individual nominee, please print that nominee's name
                     on the following line.)
                    ------------------------------------------------------

                    (1)ELECTION OF DIRECTORS:
                         FOR all nominees listed below [ ]                  WITHHOLD AUTHORITY [ ]

                         (except as specified to the contrary below)        to vote for all nominees listed below

                    Rudolph T. Hoppe, John J. McDonough, Harold R. Miller,
                    John L. Nussbaum, Gerald A. Pitner, Thomas J. Prosser,
                                       Peter Strandwitz
                    (INSTRUCTION: To withhold authority to vote for any
                     individual nominee, please print that nominee's name
                     on the following line.)
                    ------------------------------------------------------

            (2) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

            all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

                     (Continued and to be signed on reverse side)

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTORS LISTED IN PROPOSAL (1).

                                            Dated .................. , 1997

                                            ...............................
                                             (Please sign exactly as name
                                                   appears at left.)

                                            ...............................
                                            (If stock is owned by more than
                                            one person, all owners should
                                            sign. Persons signing as
                                            executors, administrators,
                                            trustees or in similar
                                            capacities should so indicate.)

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS